Exhibit 15.1

Blockstack PBC Partners with Largest Crypto Wallet, Blockchain.com, to Grow Network of Users

Full integration of Stacks across Blockchain.com’s suite will help introduce the next generation of applications to millions of users

London and New York, Oct. 11, 2019 —  Blockchain, the leading provider of cryptocurrency products and creator of the world’s most popular crypto wallet, is partnering with Blockstack to integrate its tokens (“Stacks”) into Blockchain’s full suite of products for retail and institutional users.

When the integration is complete, Stacks will be available on all of Blockchain’s products, including its Wallet, blockchain explorers, OTC and institutional lending desks, custody solutions, and crypto exchange, The PIT.

As part of the partnership, Blockchain plans to begin airdropping Stacks later this quarter to users who have opted into the program in eligible geographies.

An airdrop of cryptocurrency is a free distribution of a cryptocurrency token or coin to a specific set of users. The airdrop is expected to begin later this quarter as part of Blockchain’s previously announced Blockchain Airdrop Program to help networks expand and grow their user bases globally. The Stacks distributed in this airdrop will become transferable after one year.

Blockstack, founded in 2013, is a decentralized computing platform that puts users in control of their data and identity. In addition to attracting a deep pool of independent developers to create apps on its platform, Blockstack made history by conducting the first SEC-qualified token offering in the United States, raising over $23M in two separate token offerings, from more than 4,500 individual investors and entities.

Blockstack’s app store has more than 250 decentralized applications like Dmail, a secure, encrypted email solution with no corporate intermediaries; and BitPatron, a censorship-resistant membership platform.

“Blockstack has methodically built an impressive network for the future of decentralized finance, applications, and identity,” says Peter Smith, Co-founder and CEO of Blockchain. “We look forward to not only expanding the number of Stacks holders, but also handing them the keys to a variety of apps that put the sanctity of their data first.”

“Blockchain has solidified its role as critical infrastructure for people who want to use crypto and engage in a new economy that works for users, not against them,” says Muneeb Ali, Co-founder and CEO of Blockstack. “We look forward to working with the team to bring new faces into our ecosystem, and continue to empower the decentralized applications of the future.”

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About Blockchain

Blockchain is connecting the world to the future of finance. We are one of the most trusted and fastest growing digital assets companies, helping millions across the globe — from individuals to the largest institutions — get easy and safe access to cryptocurrencies. Blockchain has raised over $70 million in funding from leading investors including Lightspeed Venture Partners and Google Ventures. Board members include former Barclays CEO Antony Jenkin and, Lightspeed Ventures Partner Jeremy Liew.  (www.blockchain.com/press).

About Blockstack PBC

Blockstack PBC is a public benefit corporation focusing on developing the core protocols and pushing the decentralized Blockstack computing network forward. The privacy-centric network is pioneering applications that return online data ownership to consumers. Founded in 2013 and headquartered in New York City with a team spanning Hong Kong, Toronto, Barcelona, and Washington state, Blockstack PBC is funded by Union Square Ventures, Y Combinator, Lux Capital, Digital Currency Group, Naval Ravikant and others. Blockstack’s regulatory filings are available on the SEC’s Edgar website. For more information, please visit blockstack.org.

Media Contact:

Patrick Sutton

Blockchain

Patrick@blockchain.com

Important disclaimer

This document shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer of these tokens in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful under the securities laws of any such state or jurisdiction. Blockstack is not registered, licensed, or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services.

Forward-looking statements

This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our plans for collaborations and partnerships relating to an airdrop program. These statements involve risks, uncertainties, assumptions, and other factors that may cause actual results or performance to be materially different. More information on the factors, risks, and uncertainties that could cause or contribute to such differences is included in Blockstack’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of its offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.